Exhibit 23.2


  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our reports dated May 16, 2005, accompanying the consolidated financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual
Report of Ennis, Inc. and subsidiaries on Form 10-K for the year ended February 28, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. and subsidiaries on Form S-8 (File Nos. 33-43087, 333-38100, 333-44624, 333-
58963 and 333-119845).

/s/ GRANT THORNTON LLP


Dallas, Texas
May 16, 2005